Exhibit 4.5

United Air Lines, Inc.

77 W. Wacker Dr.

Chicago, IL 60601

September 23, 2009

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Attention: Matthew Massie

Citicorp USA, Inc.

388 Greenwich Street

19th Floor

New York, New York 10013

Attention: James J. McCarthy

Re:	Amended and Restated Revolving Credit, Term

Loan and Guaranty Agreement

Ladies and Gentlemen:

We refer to that certain Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of February 2, 2007 among United Air Lines, Inc. (the “Borrower”), UAL Corporation (the “Parent”), the direct and indirect subsidiaries of Parent party thereto, JPMorgan Chase Bank, N.A. (“JPMCB”), as Co-Administrative Agent, Co-Collateral Agent and Paying Agent, Citicorp USA, Inc. (“CITI”, and each of JPMCB and CITI as co-administrative agents, an “Agent” and together, the “Agents”), as Co-Administrative Agent and Co-Collateral Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, Citigroup Global Markets, Inc., as Joint Lead Arranger and Joint Bookrunner, Credit Suisse Securities (USA) LLC, as Syndication Agent and the Lenders named therein (as amended, modified or supplemented from time to time, the “Credit Agreement”). All terms used herein that are defined in the Credit Agreement shall have the same meanings herein.

Section 6.08 of the Credit Agreement provides that neither the Borrower nor any Guarantor may declare, pay or make any distributions, dividends or payments in respect of its Equity Interests except as permitted therein. While other exceptions include references to “dividends, distributions and payments” to conform to the underlying prohibition, clauses (c), (d) and (g) only reference “dividends”. It is the understanding of the Borrower and the Agents that a reference to “distributions and other payments” should have been used in the exceptions given the underlying restriction.

Section 10.08(d) of the Credit Agreement permits the Agents and the Borrower to amend Loan Document provisions to correct what the Agents and the Borrower jointly identify as an “obvious error” or an “error or omission of a technical or immaterial nature”. The Borrower hereby requests the Agents to (i) acknowledge that the omission of “distributions or other payments” in each of clauses (c), (d) and (g) of Section 6.08 is an omission of a technical or immaterial nature, (ii) agree that clause (c) of Section 6.08 is hereby amended and restated, as of February 2, 2007, as follows “any Subsidiary may pay dividends, distributions or other payments to any other holder of its equity on a pro-rata basis;”, (iii) agree that clauses (d) and (g) of Section 6.08 are hereby amended as of February 2, 2007 by adding “, distributions or other payments” after each reference to “dividends” therein and (iv) agree that present pages 84 and 85 of the Credit Agreement will be replaced with the attached copy of pages 84 and 85 (the only change on which is the change as described in the preceding clauses (ii) and (iii)).

The Borrower understands that the above amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days’ notice thereof and that the Agents will post this letter and the changed page referred to above to the public and private Intralinks site in use for the Credit Agreement.

If you are in agreement with the foregoing, kindly sign and return a copy of this letter to the Borrower.

This letter agreement may be executed in one or more counterparts and by different parties hereto on different counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one instrument, and shall become effective. Delivery of an executed signature page to this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart hereof.

Except as expressly set forth herein, nothing in this letter agreement shall be deemed to be an amendment or modification of any other term or provision of the Credit Agreement or any of the other Loan Documents.

Very truly yours,

UNITED AIR LINES, INC.

By:	/s/ Stephen Lieberman
	Name:	Stephen Lieberman
	Title:	Vice President - Treasurer

Technical Amendment Letter Agreement

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

CITICORP USA, INC.

By:	/s/ James J. McCarthy
	Name:	James J. McCarthy
	Title:	Managing Director & Vice President

Technical Amendment Letter Agreement